EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of July 29, 2011 and by and between Bing Mei, an individual (“Executive”), and Skystar Bio-Pharmaceutical Company, a Nevada corporation having its principal office at Room 10601, Jiezuo Plaza, No. 4, Fenghui Road South, Gaoxin District, Xian Province, People’s Republic of China (the “Company”).

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer on the terms and conditions as set forth hereinafter, and Executive desires to be so employed;

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereby agree as follows:

1.           Employment, Duties and Acceptance.

1.1            Effective as of the date of this Agreement, the Company hereby agrees to employ Executive as its Chief Financial Officer, and Executive hereby accepts such employment on the terms and conditions contained in this Agreement.  During the term of this Agreement, Executive shall make himself available to the Company and to any of its subsidiaries or affiliates as directed to pursue the business of the Company, subject to the supervision and direction of the Board of Directors of the Company.

1.2            The Board may assign Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive’s position as Chief Financial Officer of the Company.

1.3           Executive accepts such employment and agrees to devote all of his business time, energies and attention to the performance of his duties hereunder and as an executive officer of the Company, except that Executive may simultaneously devote his business time for the operating of Bing Mei, CPA.

2.           Compensation and Benefits.

2.1            The Company shall pay to Executive a salary at an annual base rate of $110,000 for the term hereof.  During Executive’s employment, salary will be paid monthly.

2.2            The Company shall issue to Executive an aggregate 8,000 shares of its common stock, 4,000 shares of which shall be issuable on the 6 month anniversary hereof and the remainder 4,000 shares of which shall be issuable on the 12 month anniversary hereof.

2.3            During Executive’s employment under this Agreement, the Company shall include Executive as an insured under an officers and directors insurance policy with coverage not to exceed $1,000,000.

2.4            The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive’s employment hereunder to the extent in compliance with the Company’s business expense reimbursement policies in effect from time to time and upon presentation by Executive of such documentation and records as the Company shall from time to time require, provided that any expense in excess of $500.00 shall require the prior written approval of the Company.

3.           Term and Termination.

3.1            The term of this Agreement commences as of the consummation of the Agreement and shall continue for one (1) year unless sooner terminated as herein provided.

3.2            If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive’s estate any accrued and unpaid base salary due Executive pursuant to Section 2.1 hereof based on the days of service prior to the death and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid expense reimbursements.

3.3            The Company reserves the right to terminate Executive’s employment upon ten (10) days written notice if, for a continuous or accumulated period of forty-five (45) days during the one year term of this Agreement, Executive is prevented from discharging his duties under this Agreement due to any physical or mental disability.  With the exception of the covenants included in Section 4 below, upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease.  In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof based on the days of service prior to the death and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid expense reimbursements.

3.4            The Company reserves the right to declare Executive in default of this Agreement if Executive willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, or if Executive commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct as would prevent the effective performance of his duties or which results in material harm to the Company or its business.  The Company may terminate this Agreement for cause by giving written notice of termination to Executive.  With the exception of the covenants included in Section 4 below, upon the date of delivery of the written notice of such termination, the obligations of Executive and the Company under this Agreement shall immediately cease.  Such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement.  In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof.  The Company shall also pay to Executive all amounts owing to Executive at the time of termination, including for previously accrued but unpaid expense reimbursements.

3.5            Executive’s employment may be terminated at any time by Executive upon not less than thirty (30) days written notice by Executive to the Board.  With the exception of the covenants included in section 4 below, upon such termination the obligations of Executive and the Company under this Agreement shall immediately cease.  In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof.  The Company shall also pay to Executive all amounts owing to Executive at the time of termination, including for previously accrued but unpaid expense reimbursements.

3.6            Company may terminate Executive’s employment upon not less than thirty (30) days written notice by Company to Executive.  With the exception of the covenants included in section 4 below, upon such termination the obligations of Executive and the Company under this Agreement shall immediately cease.  In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof based on the days of service prior to the termination and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid expense reimbursements.

3.7            In the event of termination of Executive’s employment prior to the expiration of this Agreement, shares of the Company’s common stock owed to Executive pursuant to Section 2.2 that are unvested as of the termination date shall expire on the termination date.

4.           Protection of Confidential Information; Non-Competition, Corporate Opportunities.

4.1            Executive acknowledges that:

(a)               As a result of his employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the “Group”), including, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreement (“Confidential Information”).  In addition, Executive may become aware of business opportunities that may be beneficial to the Group including, but not limited, opportunities to acquire or purchase, or, except for Permitted Competitive Investments, otherwise make equity or debt investments in, companies primarily involved in a Competitive Business (“Corporate Opportunities”), while Executive is an employee of Company, whether in the course of his employment or otherwise, and that such Corporate Opportunities shall considered to be business opportunities of the Group.

(b)              The Group will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Group or thereafter, Executive should enter a business competitive with the Group or divulge Confidential Information.

(c)              The provisions of this Agreement are reasonable and necessary for the protection of the business of the Group.

4.2            Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Group, except (i) in the course of performing his duties hereunder, (ii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process, or (iv) if such disclosure is made without Executive’s knowing intent to cause material harm to the Group.  If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 24 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take reasonably necessary and lawful steps required by the Group to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Group to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3            Upon termination of his employment with the Company, Executive will promptly deliver to the Group all memoranda, correspondence, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Group and all property associated therewith, which he may then possess or have under his control whether prepared by Executive or others.

4.4            During the term of this Agreement and terminating three years after termination of employment, Executive, without the prior written permission of the Company, shall not for any reason whatsoever, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is in competition with the Group’s principal existing business at the time of termination (“Competitive Business”); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iii) employ, or have or cause any other person or entity to employ, any person who was employed by the Group at the time of termination of Executive’s employment by the Company; or (iv) solicit, interfere with, or endeavor to entice away from the Group, for the benefit of a Competitive Business, any of its customers.  Notwithstanding the foregoing, (i) Executive shall not be precluded from investing and managing the investment of, his or his family’s assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 2% of any class of the publicly-traded equity securities of such Competitive Business (“Permitted Competitive Investment”); and (ii) during the term of this Agreement and terminating one year after termination of Executive’s employment (except for investments in a class of securities trading on public markets), Executive: (a) shall be prohibited from taking for himself personally any Corporate Opportunities, and (b) shall refer to the Company for consideration (before any other party) any and all Corporate Opportunities that arise during the term of this Agreement or for a period of one year thereafter.  If the Company determines not to exploit any Corporate Opportunity, the Company shall determine what, if anything, should be done with such opportunity.  Executive shall not be entitled to any compensation, as a finder or otherwise, if either the Company or Executive introduces such opportunity to other persons, it being understood that any such compensation shall be paid to the Company.

4.5           If Executive commits a breach of any of the provisions of Sections 4.2 or 4.4, the Company shall have the right:

(a)              to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group; and

(b)              to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Group as the result of any actions constituting a breach of any of the provisions of Section 4.2 or 4.4, and Executive hereby agrees to account for and pay over such damages to the Company.

(c)              to not perform any obligation owed to Executive under this Agreement, to the fullest extent permitted by law.  Company shall also have the right, to the fullest extent permitted by law, to adjust any amount due and owing or to be due and owing to Executive, whether under this Agreement or any other agreement between Company and Executive in order to satisfy any losses to the Group as a result of Executive’s breach.

4.6           If Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

5.           Miscellaneous Provisions.

5.1           All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when delivered via overnight courier providing for next day delivery service (“Overnight Courier”), when transmitted by facsimile (electronic receipt confirmed), or when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address or fax number set forth on the signature page hereof, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 5.1.  All notices shall be deemed to have been given: (a) as of the date of personal delivery, (b) the first business day after delivery via Overnight Courier, (c) on the electronically confirmed date of receipt during business hours of the facsimile transmittal (or the following business day if the facsimile is received after 5:30 p.m. PDT), or (d) three calendar days after the date of deposit (postage pre-paid) with the U.S. Postal Service if delivered via first class or certified mail.

5.2           In the event of any claims, litigation or other proceedings arising under this Agreement, Executive shall be reimbursed by the Company within sixty (60) days after delivery to the Company of statements for the costs incurred by Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys’ fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

5.3           The Company, shall to the fullest extent permitted by law, indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims made against Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary.  To the extent that the Company obtains directors and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

5.4           The provisions of Article 4, Sections 5.2 and 5.3, and any provisions relating to payments owed to Executive after termination of employment shall survive termination of this Agreement for any reason.

5.5           This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements.  No provisions of this Agreement may be waived or changed except by writing by the party against whom such waiver or change is sought to be enforced.  The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

5.6           All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of California applicable to agreements made and to be performed entirely in the State of California.  Any disputes, claims or causes of action by one party against the other arising out of, in related to or concerning this Agreement shall be commenced and maintained in any state or federal court located in Los Angeles County of the State of California, and Executive hereby submits to the jurisdiction and venue of any such court.

5.7           This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

5.8           It is the desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law.  If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law, to the fullest extent permitted by law.  In any case, the remaining provisions of the Agreement and the application thereof to any person or circumstance other than those to which they have been held invalid or unenforceable, shall remain valid and in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

“COMPANY”	“EXECUTIVE”

SKYSTAR BIO-PHARMACEUTICAL
COMPANY

/s/ Weibing Lu
By: Weibing Lu
Its: Chief Executive Officer

Address:
Room 10601, Jiezuo Plaza
No. 4, Fenghui Road South
Gaoxin District, Xian Province, PRC
Attn: Weibing Lu

Fax:
BING MEI /s/ Bing Mei Address: Fax: